Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$300,000,000 REOPENING OF FLOATING RATE SENIOR NOTES, DUE JANUARY 2014

FINAL TERM SHEET

Dated May 10, 2011

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	Floating Rate Senior Notes, due January 2014
Aggregate Principal Amount Initially Issued on February 2, 2011:	$1,500,000,000
Aggregate Principal Amount to Be Issued in Reopening:	$300,000,000
Total Aggregate Principal Amount, After Giving Effect to the Reopening:	$1,800,000,000
Issue Price:	101.356% (3mL+92bps) (plus accrued interest)
Accrued Interest:	$3.53 per each $5,000 in principal amount of the notes
Trade Date of Reopening:	May 10, 2011
Settlement Date of Reopening:	May 13, 2011 (T+3)
Maturity Date:	January 30, 2014
Ranking:	Senior, Unsecured
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	142 basis points
Interest Payment Dates and Interest Reset Dates:	January 30, April 30, July 30 and October 30 of each year, subject to adjustment in accordance with the modified following business day convention.
Interest Periods:	Quarterly. The initial interest period for the notes issued in the reopening will be the period from, and including, the Settlement Date of the Reopening to, but excluding, July 30, 2011, the first Interest Payment Date after the reopening. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ABN AMRO Bank N.V., Banca IMI S.p.A., Caja de Ahorros y Monte de Piedad de Madrid, Credit Suisse Securities (USA) LLC, Lloyds Securities Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc., Standard Chartered Bank, TD Securities (USA) LLC
Junior Co-Managers:	Aladdin Capital LLC, The Williams Capital Group, L.P.
CUSIP:	06051GEF2
ISIN:	US06051GEF28

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.